Exhibit 99.1

Pres Release
UVUMOBLE APPOINTS SCOTT HUGHES PRESIDENT AND CEO

ATLANTA, Ga. – May 1, 2008 – uVuMobile™, Inc. (OTCBB: UVUM.OB), a mobility solutions and software provider announced today that the Board of Directors have appointed Scott Hughes as the new President and Chief Executive Officer.  Mr. Hughes has also joined the Board of Directors of the Company.

Scott Hughes has over 16 years of experience in the Communications industry.  He joined the Company in March 2001 and has been responsible for product design, scope, and development of the Company’s services, including the development of multiple new video and rich media communications services and supporting architecture. Prior to joining uVuMobile, Mr. Hughes was Director of Network and Security Consulting Services at RTP, a Seattle-based consulting group, whose clients included Microsoft, Infospace, VoiceStream and Western Wireless. Mr. Hughes has held various management and technology positions with Comnet Cellular, BellSouth and Turner Entertainment Group.

The Company has also appointed William Gaffney to the position of Vice President of Sales and Business Development. Mr. Gaffney joins uVuMobile with over 20 years of entrepreneurial experience in business and innovative technology companies.

William Gaffney joined the Company in September 2007 with a primary focus on business development.  He brings to the Company extensive entrepreneurial experience in starting up and working with innovative technology driven companies.  Prior to joining uVuMobile, Mr. Gaffney was a business development consultant from October 2006 to September 2007 for Interop Technologies, LLC.  From May 2004 to September 2006, Mr. Gaffney was the Director of Business Development for Matestar Electronics, a Chinese OEM manufacturer of audio and video consumer electronic products.  From September 1999 to April 2004, Mr. Gaffney was the Founder of Downloadable Technologies, LLC, a leading innovator of digital audio products for the toy industry.

In addition, the Board of Directors appointed Ronald A. Warren as the new Chief Financial Officer.  Mr. Warren will retain his current responsibilities as Corporate Secretary, Investor Relations and Corporate Communications.

Mr. Warren is a senior level communications professional with a broad background in financial, technical and regulatory issues. His experience includes communications for high growth publicly held companies, national and multicultural audiences. Prior to joining uVuMobile, from 2002 to 2003, Mr. Warren was Director of Investor Relations and Corporate Communications at Beazer Homes USA, Inc. From 1994 to 2002, Mr. Warren was Director of Investor Relations, Corporate Communications and Assistant Secretary of Theragenics Corporation.

Lastly, William J. Loughman has resigned as President, Chief Executive Officer and Chief Financial Officer effective April 29, 2008.  Mr. Loughman will continue to serve as a Director of uVuMobile until the end of May and will provide financial consulting services to the Company during this time of transition.

“I would like to thank Bill for all of his countless contributions to uVuMobile and for his wise and steady leadership through what at times were difficult periods in the Company’s history.  We all wish him great success in his future endeavors,” stated Scott Hughes, President and CEO of uVuMobile.

Press Release

May 1, 2008

About uVuMobile

uVuMobile recognizes the ever-increasing demand for personalized, interactive entertainment content anytime and anywhere on media-enabled devices by offering a full suite of products that effectively deliver video and audio content to mobile handsets. uVuMobile provides back-end media hosting, application development, mobile marketing, messaging, content aggregation, billing, advertising and other services directed towards the mobile business-to-business market. These services are now available to entertainment brands, carriers, developers, aggregators, distribution partners and other players in the mobile value chain.  uVuMobile now offers ad supported and white label mobile video services. For additional information, please visit www.uvumobile.com.

Forward Looking Statement

This press release contains forward-looking statements that involve risks and uncertainties concerning uVuMobile's business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, financial results, financial position and liquidity are included in uVuMobile’s Annual Report on Form 10-K for the year ended December 31, 2007 and in other reports filed by uVuMobile with the SEC subsequent to the filing of such Form 10-K. All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from uVuMobile’s web site at www.uvumobile.com. uVuMobile hereby disclaims any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

All trademarks and/or registered trademarks are the property of their respective owners.

# # #

Contact:	Ron Warren
678-417-2000
www.uvumobile.com